Exhibit 99.1

THE SHARPER IMAGE®
650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

April 8, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE COMPLETES ACCOUNTING REVIEW,

EXPECTS NON-CASH ADJUSTMENTS,

UPDATES GUIDANCE FOR FISCAL YEAR 2004

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) announced today that, as disclosed in its March 15, 2005 press release, the Company has re-evaluated its lease accounting practices. Like many other public companies, the Company will correct the way it accounts for its leases, specifically the accounting for “rent holidays.”

Before this correction, Sharper Image Corporation recognized the straight-line expense for leases beginning on the commencement date of the lease; this had the effect of excluding the stores’ construction period from the total time over which the Company expensed rent. As a result, the Company has corrected its accounting to include the construction period in determining its straight-line rent and to capitalize rent expense during the stores’ construction period and amortize that capitalized rent over the lease period or the life of the leasehold improvement, whichever is shorter.

In addition, as part of the Company’s self-assessment and self-testing of its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, management has identified an error in accounts within accounts payable as reported in its prior financial statements. The error occurred in certain calculations and missing product cost increases relating to inventory that has been sold through. This resulted in an understatement of accounts payable and an overstatement of net income, as well as a corresponding overstatement of stockholders’ equity, for each of the periods presented.

Management and the Audit Committee of the Board of Directors of the Company concluded on April 4, 2005 that the Company’s financial statements in the first three interim quarters of the fiscal year ended January 31, 2005, and in each of the four quarters and the fiscal year ended January 31, 2004, and the fiscal year ended January 31, 2003, should be restated to correct its accounting for the matters described above. The Company’s previously filed financial statements and related independent audit report should no longer be relied upon. The Company currently believes that these adjustments will reduce net income (on an after-tax basis) by approximately $500 thousand for the first nine months of the fiscal year ended January 31, 2005; by approximately $2.0 million for fiscal year ended January 31, 2004; and by approximately $700 thousand for fiscal year ended January 31, 2003. The Company’s beginning retained earnings will be decreased by approximately $1.3 million for the cumulative adjustment of all periods prior to fiscal year ended January 31, 2003.

These adjustments will have no impact on cash, revenues or comparable store sales.

The Company has discussed its conclusions with its independent registered public accounting firm, Deloitte & Touche LLP. The Company is evaluating whether or not this restatement represents a material weakness as defined by the Public Company Accounting Oversight Board’s Auditing Standard No.2. The Company anticipates filing a SEC Form 12b-25 requesting an automatic 15 day filing extension and expects a timely filing of its Annual Report on Form 10-K.

With the impact of these adjustments, the Company currently believes that its earnings for the fiscal year ended January 31, 2005, will fall at the lower end of its previously announced range of earnings of $0.90 to $0.95 per diluted share.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 180 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 95 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Factors Affecting Future Operating Results” and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.